EXHIBIT 99.1

Company Contact:

Investor Relations Contact:

Robert Lewis, CFO

Kirsten Chapman

iMergent, Inc.

Lippert/Heilshorn & Associates

801.431.4695

415.433.3777

investor_relations@imergentinc.com

kchapman@lhai.com

iMergent Provides Company Update

- Plans to Conduct Preview Sessions and Workshop in California -

- Completes StoresOnline Express Rollout and Initial Response is Positive -

- Comments on Third Quarter Performance and Activities -

OREM, Utah, April 1, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, provided a company update including StoresOnline® Express rollout, initial results and implementation costs and plans conducting events in California.

Three California Events

On March 31st, the company mailed invitations to potential customers in Orange County for two preview sessions scheduled for the middle of April. The preview sessions will feature the company’s StoresOnline® Express business model and enable attendees to purchase the StoresOnline Express fully functioning software for $50.00.  Buyers will be invited to attend a full-day workshop a week later scheduled for the end of April. Workshop attendees will be offered the opportunity to upgrade to StoresOnline Pro software; however, there is no obligation for customers to upgrade.

Jeff Korn, iMergent general counsel, said, “While we are excited to have scheduled these events, we are progressing cautiously.  Based on reviews by our counsel and myself of the injunction and underlying California Seller Assisted Marketing Plans Act (SAMP Act), I believe the StoresOnline Express business model meets the statute’s requirements and these seminars do not violate the injunction. We obviously take the ruling of the Court as well as the statute very seriously and carefully considered this action. Additionally, we have fully discussed our rationale with both the Attorney General of the State of California, and the District Attorney of Ventura County as well as invited them to attend.”

The Attorney General of the State of California has notified the company that the failure to object to the holding of the preview sessions or workshop or the failure to take any affirmative action shall not be deemed to be either tacit or actual agreement with the position of the company that the StoresOnline Express business model violates neither the preliminary injunction or the SAMP Act. Before the stock market opened today, the company filed an SEC Form 8-K with great details.

StoresOnline Express and Company Performance

Don Danks, iMergent’s CEO, said, “We made some significant progress during the quarter and met our goal of rolling out StoresOnline Express to all preview sessions by March 31st. Initial event results indicate increased close rates and average selling prices (ASPs), validating our StoresOnline Express business model. However, the rollout was more expensive than originally anticipated. We made investments in training our sales teams and material refinement, which we believe drove our early successes, but increased costs as a percent of revenue. Also, the poor economy, among other factors, contributed to a lower than expected response to our advertising in the third quarter. Noting these factors, we have broadened our guidance for fiscal 2008 revenue and net dollar volume of contracts written both to be between $127 million and $140 million.”

The company began testing the StoresOnline Express sales model at a select number of preview sessions in October 2007 and now uses the model for all events. Initial results indicate solid preview seminar performance and improved workshop close rates and ASPs.

While these results were quite positive a few other factors are expected to impact the third quarter results. Throughout the StoresOnline Express testing phase, management knowingly and continuously modified the event materials to properly promote the StoresOnline Express and StoresOnline Pro software products at the preview seminars and full-day workshops, which is expected to result in higher than typical costs of revenue and sales and marketing expense for the fiscal third quarter. Additionally during the rollout, multiple teams were trained on the new curriculum, thus increasing these expenses as a percent of revenue for the fiscal third quarter. Also, management believes lingering economic uncertainty and other factors resulted in lower than typical preview seminar attendance.

Safe Harbor

Statements made in this press release regarding iMergent (1);plans to hold preview and workshop sessions in California (2) iMergent's discussions with the office of the attorney general in an effort to clarify the company's business and sales practices, (3) progressing cautiously with the holding of seminars (4) StoresOnline Express business model being in compliance with the SAMP Act requirements and that  these seminars do not violate the injunction (5) taking the ruling of the Court as well as the statute very seriously and carefully considered this action,  and (6) understanding of the position of the office of the Attorney General and Ventura County District  Attorney, (7) making some significant progress during the quarter on the goal of rolling out StoresOnline Express to all preview sessions by March 31, (8) initial event results indicating increased close rates and average selling prices (ASPs), (9)  the StoresOnline Express rollout being more expensive than originally anticipated, (10) investments in training the Companies sales teams and material refinement improving results but  increasing costs as a percent of revenue, (11) the poor economy, among other factors, contributing  to a lower than expected response to advertising, (12) factors caused the Company to broaden meet fiscal 2008 revenue guidance and net dollar volume of contracts written both to be between $127 million and $140 million, (13) management knowingly and continuously modifying the event materials to properly promote the StoresOnline Express and StoresOnline software products at the preview seminars and full-day workshops, which is expected to result in higher than typical costs of revenue and sales and marketing expense for the fiscal third quarter and (14) during the rollout training  multiple teams on the StoresOnline Express new curriculum having the affect of increasing these expenses as a percent of revenue for the fiscal third quarter as well as the belief that   lingering economic uncertainty and other factors resulted in lower than typical preview seminar attendance are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007, and Form 10-Q for the periods ended September 30, 2007 and December 31, 2007.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.